UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007

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Shenandoah Telecommunications Company

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(Exact name of registrant as specified in its charter)

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Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers and Directors

At its meeting on May 21, 2007, the Board of Directors of the Company approved changes to the fees paid to non-employee directors. Effective July 1, 2007, the changes include a $100 increase in the meeting attendance fee (to $1,100 per Board Meeting and $300 per committee meeting); a reduction in the fee paid for participating in Board meetings by telephone (to $600); and the elimination of the provision that committee meeting fees would not be paid for committee meetings held in conjunction with Board meetings. Additionally, Directors will continue to be paid a $1,000 monthly fee.

The Board of Directors also approved a provision allowing directors to make an annual election to receive some or all of their director fees in Company stock. The NASDAQ Official Closing Price of the stock on the last trading day of the month for which the fees are being paid will be used in determining the number of shares to be awarded in lieu of cash fees.

Acting on the recommendation of the Personnel Committee which is composed of independent directors, the Board of Directors also approved new annual compensation levels for the Company’s named executive officers. Effective June 4, 2007, annual base salaries for the Company’s named executive officers will be as follows: Christopher E. French ($328,000); Earle A. MacKenzie ($279,000); David E. Ferguson ($175,000); David K. MacDonald ($179,000); and William L. Pirtle ($186,000).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY
(Registrant)

May 23, 2007	/s/ Earle A. MacKenzie

Earle A. MacKenzie

Executive Vice President and

Chief Financial Officer